Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made and entered into this 1st day of August, 2014 (the “Effective Date”), by and between Synta Pharmaceuticals, Corp., a Delaware corporation (the “Company”), and Anne C. Whitaker (“Executive”).

WHEREAS, Company wishes to employ Executive as its President and Chief Executive Officer;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so;

WHEREAS, Executive and Company desire to enter into a formal Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.                                      Roles and Duties.

(a)                                 President and Chief Executive Officer Role.  Subject to the terms and conditions of this Agreement, Company shall employ Executive as its President and Chief Executive Officer (“CEO”) based in Company’s Lexington, MA office, and reporting to Company’s Board of Directors (“Board”).  Subject to the terms and conditions of this Agreement, Executive shall maintain a residence in the Lexington, MA vicinity. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as determined by Company in its sole discretion. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company, provided that nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of: (a) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. During Executive’s employment, Executive shall not engage in any other non Company-related business activities of any nature whatsoever (including board memberships) without the Company’s prior written consent, which consent shall not be unreasonably withheld.  For the avoidance of doubt, the Company consents to Executive’s continued service as a member of the board of directors of Cree, Inc. In addition, and so long as such activities do not interfere with Executive’s performance of Executive’s duties hereunder (including Executive’s full devotion of business time and energies to the business and affairs of Company, as described above), Executive also may participate in civic, charitable and professional activities.

(b)                                 Board Membership.  Executive shall serve as a member of the Board during Executive’s employment hereunder, subject to any required approval.  Executive shall resign from the Board effective immediately upon the termination of Executive’s employment with Company for any reason.

2.                                      Term of Employment.

(a)                                 Term.  Subject to the terms hereof, Executive’s employment hereunder shall commence on September 2, 2014 (the “Commencement Date”) and shall continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).

(b)                                Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)                                     Death.  Immediately upon Executive’s death;

(ii)                                  Termination by Company.

(A)                               If because of Executive’s Disability (as defined below in Section 2(c)), written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B)                               If for Cause (as defined below in Section 2(d)), written notice by Company to Executive that Executive’s employment is being terminated for Cause and that sets forth the factual basis supporting the alleged grounds constituting Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

(C)                               If by Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by Company that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice or such later date as specified in writing by Company.

(iii)                               Termination by Executive.

(A)                               If for Good Reason (as defined below in Section 2(e)), written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30)  days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason within the thirty (30) day period  after such notice, then such termination shall not be effective; or

(B)                               If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice.

(c)                                  Definition of “Disability”.  For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder.  Determination of Executive’s physical or mental health shall be determined by Company after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive.  Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

(d)                                 Definition of “Cause”. As used herein, “Cause” shall include: (i) Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, injurious to the Company or any affiliate; (ii) Executive’s substantial malfeasance or nonfeasance of duty; (iii) Executive’s embezzlement, misappropriation or fraud, whether or not related Executive’s employment with the Company; or (iv) Executive’s material breach of a material provision of any employment, non-disclosure, invention assignment, non-competition, or similar agreement between Executive and Company.  If Company determines, within three (3) months following Executive’s termination of service, that prior to Executive’s termination, Executive engaged in conduct which would constitute “Cause” then Executive shall have no right to any benefit or compensation under this Agreement.  In order for the Company to terminate Executive’s employment for Cause, or to exercise any right to cease making post-termination payments thereafter, the Company must provide Executive with written advance notice of the grounds allegedly constituting Cause.

(e)                                  Definition of “Good Reason”. As used herein, a “Good Reason” shall mean: (i) a change in Executive’s principal business location to a location more than fifty (50) miles from Executive’s then-current location (excluding Executive’s initial relocation to the Lexington, MA vicinity); (ii) a material diminution in Executive’s duties, authority or responsibilities, or of Executive’s reporting relationship to the Board; or (iii) a material reduction in Executive’s Base Salary; provided that (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in Section 2(e) within sixty (60) days of such ground occurring, (B) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates Executive’s employment within ninety one (91) days from the date that Good Reason first occurs.  For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.  For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A  (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute, regulation and guidance thereto.

3.                                      Compensation.

(a)                                 Base Salary.  Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of five hundred fifty thousand dollars ($550,000).  The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time.  Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.  The Board or an appropriate committee thereof shall review the Base Salary on an annual basis, and may increase (but not decrease) the Base Salary, in its sole discretion, taking into account CEO base salaries at biotech companies that are comparable in terms of number of employees, stage of drug development, market capitalization and other factors deemed relevant.

(b)                                 Sign-On Bonus. Company shall pay Executive a sign-on bonus (the “Sign-On Bonus”) in the amount of two hundred seventy thousand dollars ($270,000), within thirty (30) days following the Commencement Date, provided that in the event that Executive resigns Executive’s employment with Company without Good Reason within one (1) year following the Commencement Date, Executive shall repay one hundred thirty five thousand dollars ($135,000) to Company within thirty (30) days following Executive’s final day of work.  Company shall deduct from the Sign-On Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(c)                                  Annual Performance Bonus.  Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to sixty percent (60%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates, provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount.  The amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion, and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned.  Executive must be employed by Company on the date on which the Annual Performance Bonus is paid in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus.  Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. For the 2014 calendar year, Executive shall be eligible for an Annual Performance Bonus, at the target amount, pro-rated based on the length of Executive’s employment hereunder during 2014, and subject to the additional terms and conditions described above.

(d)                                 Equity.  Subject to approval of the Board or an appropriate committee thereof, Company shall grant Executive the following on the Commencement Date:

(i)                                     Pursuant to the terms of the Synta Pharmaceuticals Corp. Amended and Restated 2006 Stock Plan (the “Plan”), options to purchase five hundred thousand (500,000) shares of common stock of the Company, at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the date of grant, which options shall be, to the maximum extent permissible, treated as “incentive stock options” within the meaning of Section 422 of the Code.  Twenty five percent (25%) of the shares shall vest on the first (1st) anniversary of the Commencement

Date, and six and one quarter percent (6.25%) of the shares shall vest on the last day of each successive three-month period thereafter, provided that Executive remains employed by Company on the vesting date, except as otherwise set forth herein or in the Plan.  The Options shall be evidenced in writing by, and subject to the terms and conditions of, the Plan and the Company’s standard form of stock option agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided in the stock option agreement or the Plan.

(ii)                                  A non-qualified stock option to purchase two hundred fifty thousand (250,000) shares of common stock of the Company, at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the date of the grant.  Twenty five percent (25%) of the shares shall vest on the first (1st) anniversary of the Commencement Date, and six and one quarter percent (6.25%) of the shares shall vest on the last day of each successive three-month period thereafter, provided that Executive remains employed by Company on the vesting date, except as otherwise set forth herein or in the stock option agreement.  The option described in this Section 3(d)(ii) is intended as an inducement grant pursuant to the parameters set forth in Nasdaq Rule 5635(c)(4), which, in this case, provides an exception to the stockholder approval requirements for the grant of non-qualified stock options outside the Plan.  The option shall be evidenced in writing by a stock option agreement, and subject to terms and conditions substantially similar to the Plan and the Company’s standard form of stock option agreement.  The stock option agreement shall expire ten (10) years from the date of grant except as otherwise provided herein or in the stock option agreement.

(iii)                               Five hundred thousand (500,000) shares of common stock of the Company, subject to a lapsing forfeiture right (“the Lapsing Forfeiture Right”) pursuant to the following schedule: the Lapsing Forfeiture Right shall terminate as to twenty five percent (25%) of shares granted under this Section 3(d)(iii) on the first (1st) anniversary of Executive’s Commencement Date, and as to six and one quarter percent (6.25%) of the shares granted under this Section 3(d)(iii) on the last day of each successive three-month period thereafter, provided that Executive remains employed by Company on each such date, except as otherwise set forth herein or in the restricted stock agreement.  The shares to be issued pursuant to this Section 3(d)(iii) are intended as an inducement grant pursuant to the parameters set forth in Nasdaq Rule 5635(c)(4), which, in this case, provides an exception to the stockholder approval requirements for the grant of equity outside the Plan.  The issuance of shares shall be evidenced in writing by a restricted stock agreement, and subject to terms and conditions substantially similar to the Plan and the Company’s standard form of restricted stock agreement.

(e)                                  Paid Time Off.  Executive may take paid time off (“PTO”) in the amount allowed by the Company’s general practices, which are estimated to currently allow up to 19 days of PTO.  Such PTO shall be scheduled to minimize disruption to Company’s operations, pursuant to the terms and conditions of Company policy and practices as applied to Company senior executives.

(f)                                   Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives.  Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(g)                                  Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time.  Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(h)                                 Relocation Expenses.  The Company shall pay for or reimburse Executive for the reasonable costs and expenses associated with Executive’s relocation of her household to Massachusetts, subject to the terms of this Section 3(h).  For the avoidance of doubt, the Company intends to engage MSI Mobility, a relocation company, pursuant to the terms of MSI Mobility’s standard engagement with Company, to arrange for the relocation of Executive’s household, which will include, but not be limited to, packing and shipping household items from Executive’s residences in North Carolina and New Jersey to her new residence in the Lexington, Massachusetts vicinity on or before December 31, 2015.  In addition, the Company shall provide Executive with a miscellaneous allowance in the amount of eighty five thousand dollars ($85,000) to cover expenses and costs that are not otherwise covered by the MSI Mobility engagement under this Section 3(h).  Such allowance shall be paid in lump sum within thirty (30) days of execution of this Agreement, and the Company shall withhold from such payment all amounts required to be deducted or withheld under applicable law.

(i)                                     Attorneys’ Fees. Company shall reimburse Executive for attorneys’ fees incurred in the negotiation of this Agreement, up to a maximum reimbursement of ten thousand dollars ($10,000), subject to the submission of a summary invoice from Executive’s attorney, which for the avoidance of doubt shall not include any confidential or privileged information, and provided that such expenses are incurred and reimbursed in calendar year 2014.  Payment shall be made in lump sum within ten (10) days of submission of such invoice.

(j)                                    Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Delaware law and the terms and conditions of Company’s certificate of incorporation and/or by-laws, Company’s directors and officers (“D&O”) liability insurance policy, and Company’s standard indemnification agreement for directors and officers as executed by Company and Executive.

4.                                      Payments Upon Termination.

(a)                                 Definition of Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed.  Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)                                 Termination by Company for Cause, by Executive Without Good Reason, or as a Result of Executive’s Disability or Death.  If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, or as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations to Executive.

(c)                                  Termination by Company Without Cause or by Executive For Good Reason.  In the event that Executive’s employment is terminated by action of Company other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):

(i)                                     Severance Payments. Continuation of payments in an amount equal to Executive’s then-current Base Salary for an eighteen (18) month period, less all customary and required taxes and employment-related deductions, in accordance with Company’s normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment; provided that if the 70th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.

(ii)                                  Equity Acceleration. On the date of termination of Executive’s employment, Executive shall become fully vested in any and all outstanding equity awards that would have vested during the eighteen (18) month period following the termination date, including but not limited to all such awards made under Section 3(d)(i), (ii) and (iii) of this Agreement.

(iii)                               Benefits Payments.  Payment of a lump sum equal to eighteen (18) multiplied by Company’s monthly cost for providing the type of medical, dental, and vision insurance coverage, as applicable, in effect for Executive (e.g., family coverage vs. employee-only coverage) at the time of Executive’s termination, less the amount of Executive’s monthly premium co-pay in effect at the time of Executive’s termination, payable in a one-time lump sum payment, less any applicable tax withholdings, paid ten (10) days following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.  Executive shall bear full responsibility for applying for COBRA continuation coverage and for obtaining coverage under any other insurance policy following termination of employment, and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health, dental, long term disability or term life insurance coverage.

Payment of the above described severance payments and benefits is expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6. In the event that Executive is eligible for the severance payments and benefits under this Section 4(c), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(d), except in the event of a Look-Back COC, as described below.

(d)                                 Termination by Company Without Cause or by Executive For Good Reason Following a Change of Control.  In the event that a Change of Control (as defined below) occurs and within a period of one (1) year following the Change of Control, either Executive’s employment is terminated other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):

(i)                                     Lump Sum Severance Payment. Payment of a lump sum amount equal to twenty four (24) months of Executive’s then-current Base Salary, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.

(ii)                                  Separation Bonus.  Payment of a separation bonus in an amount equal to the target Annual Performance Bonus to which Executive may have been entitled for the year in which Executive’s employment terminates, prorated to reflect that portion of the year in which Executive was employed, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.

(iii)                               Equity Acceleration. On the date of termination of Executive’s employment, Executive shall become fully vested in any and all equity awards outstanding as of the date of Executive’s termination, including but not limited to all such awards made under Section 3(d)(i), (ii) and (iii) of this Agreement.

(iv)                              Benefit Payments.  Payment of a lump sum equal to twenty four (24) multiplied by Company’s monthly cost for providing the type of medical, dental, and vision insurance coverage, as applicable, in effect for Executive (e.g., family coverage vs.

employee-only coverage) at the time of Executive’s termination, less the amount of Executive’s monthly premium co-pay in effect at the time of her termination, payable in a one-time lump sum payment, less any applicable tax withholdings, paid ten (10) days following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.  Executive shall bear full responsibility for applying for COBRA continuation coverage and for obtaining coverage under any other insurance policy following termination of employment, and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health, dental, long term disability or term life insurance coverage.

Payment of the above described severance payments and benefits is expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6.  In the event that Executive is eligible for the severance payments and benefits under this Section 4(d), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(c), except in the event of a Look-Back COC (in which case, as further described below, Executive’s entitlement to payments and benefits under this Section 4(d) as the result of a Look-Back COC shall be less any payments or benefits already provided to Executive under Section 4(c)).

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by Company, or any affiliate, parent or subsidiary of Company, or by any employee benefit plan of Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (B) or the Company’s stockholders approve an agreement for the sale or disposition by Company of all or substantially all of Company’s assets; or (iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the Board made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

For purposes of this Agreement, a termination by Company without Cause or by Executive for Good Reason within ninety (90) days prior to an actual Change of Control shall be deemed to be a qualifying termination of employment within one (1) year following a Change of Control under this Section 4(d) (“Look-Back COC”), and Executive shall be entitled to payments and benefits under this Section 4(d) as the result of a Look-Back COC, less any payments or benefits provided to Executive under Section 4(c), subject to the execution of a supplemental release of claims under Section 4(e).  Executive shall be entitled to such additional payments and benefits as a result of a Look-Back COC under this Section 4(d) (less payments and benefits provided under Section 4(c)) only if the Change of Control transaction occurs within ninety (90) days following the date of such qualifying termination and Executive executes the above-referenced release of claims.  Any payments due to Executive hereunder as the result of the Look-Back COC shall be payable to Executive in a lump sum (less applicable withholdings) within seventy (70) calendar days following the Change of Control.

(e)                                  Execution of Release of Claims Agreement. Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a timely release of claims in a form that is acceptable to Company, and which includes standard and reasonable terms regarding items such as mutual non-disparagement, confidentiality, cooperation and the like, which must be provided to Executive within fifteen (15) days following separation from service, or, in the case of Look-Back COC payments and benefits under Section 4(d), fifteen (15) days following the Change of Control, and signed by Executive and returned to Company no later than sixty (60) days following Executive’s separation from service (the “Review Period”), or, in the case of Look-Back COC payments and benefits under Section 4(d), the Change of Control, and which shall include a general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities.  If Executive’s separation from service occurs before a Change of Control, the release of claims shall exclude any claims for Look-Back COC benefits under Section 4(d) that may arise after execution of the release of claims.  If Executive fails or refuses to return such agreement within the Review Period, Executive’s severance payments hereunder and benefits shall be forfeited.

(f)                                   No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits; provided, however, that nothing herein shall affect or limit Executive’s vested rights, if any, under the 401(k) plan or other Company benefit plans, or payments or benefits as provide by applicable law.

5.                                      Prohibited Competition And Solicitation. Executive expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of Company; (b) during the course of Executive’s employment, Company shall furnish, disclose or make available to Executive confidential and proprietary information and may provide Executive with unique and specialized training; (c) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company; and (d) in the course of Executive’s employment, Executive shall be introduced to customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company.  In light of the foregoing acknowledgements, and as a condition of employment hereunder, Executive agrees to execute and abide by Company’s Confidentiality, Intellectual Property and Non-Competition Agreement.

6.                                      Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, Blackberry-type devices, smart phones, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.                                      Code Sections 409A and 280G.

(a)                                 In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)                                     Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 7(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)                                  Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b)                                 It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A.  Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A.  Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d)                                 If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

8.                                      General.

(a)                                 Notices.  Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing, and to (which shall not constitute notice):

Rosemary G. Kenyon

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan

P.O. Box 2611

Raleigh, NC 27602-2611

Email:  rkenyon@smithlaw.com

Fax:  919-821-6800

Notices to Company shall be sent to:

Chairman, Board of Directors

Synta Pharmaceuticals Corp.

45 Hartwell Avenue

Lexington, MA, 02421

or to such other Company representative as Company may specify in writing, with a copy to (which shall not constitute notice):

Jonathan L. Kravetz

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA, 02111

Email: jkravetz@mintz.com

Fax: 617-542-2241

(b)                                 Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)                                  Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)                                 Assignment.  Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved.  Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e)                                  Governing Law/Dispute Resolution.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(f)                                   Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g)                                  Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this

Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h)                                 Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  For all purposes a signature by fax shall be treated as an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ANNE C. WHITAKER	SYNTA PHARMACEUTICALS CORP.

/s/ Anne C. Whitaker	By:	/s/ Keith R. Gollust
Signature		Name: Keith R. Gollust
Address:		Title: Executive Chairman